EXHIBIT 10.1

SECOND AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement (this “Second Amendment”) is entered into effective as of January 1, 2009 (the “Second Amendment Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (the “Company”), and Michael Rapino (the “Executive”).

WHEREAS, the parties entered into that certain Amended and Restated Employment Agreement dated effective as of January 1, 2007, as amended by that certain Amendment to Amended and Restated Employment Agreement dated effective as of December 31, 2008 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 2 (“Term”) of the Original Agreement is amended and restated in its entirety to read as follows:

“The period of employment of the Executive by the Company under this Second Amendment (the “Employment Period”) shall commence on the Second Amendment Effective Date and shall have a term of five years expiring on December 31, 2013. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.”

2. Section 5(a) (“Base Salary”) of the Original Agreement is amended as follows:

The first two sentences of Section 5(a) are amended and restated in their entirety to read as follows:

“Effective as of the Second Amendment Effective Date and continuing during the Employment Period, the Company shall pay to the Executive a base salary at a rate of not less than $1,500,000 per year (“Base Salary”), less appropriate payroll deductions and all required withholdings. The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices as they may be amended from time to time and prorated for any partial pay periods.”

The last two sentences of Section 5(a) are amended and restated in their entirety to read as follows:

“The Base Salary will be increased by a minimum of $50,000 per year on January 1st in each of 2010-2013. The Executive will receive a payment, no later than the second regular payday after execution of this Second Amendment, equal to the difference between the Base Salary paid to the Executive during 2009 prior to the execution of this Second Amendment and Base Salary the Executive is entitled to receive for 2009 from the Second Amendment Effective Date through the execution of this Second Amendment.”

3. Section 5(c) of the Original Agreement is retitled “Exceptional Performance Bonus” and such section is amended and restated in its entirety to read as follows:

“In addition to Base Salary and the Performance Bonus, the Executive shall be eligible to receive an additional annual cash bonus with a target amount equal to 100% of his then-current Base Salary (the “Exceptional Performance Bonus”). The Exceptional Performance Bonus shall be based upon the Executive’s achievement of superior performance in a given calendar year, and shall be based on targets and objectives established by the Compensation Committee in its discretion in each calendar year and, if earned (as determined by the Compensation Committee), paid by March 15 of the following calendar year. The parties hereto will use their reasonable best efforts to facilitate the payment of the Exceptional Performance Bonus on a basis that is consistent with such payments qualifying for the performance-based compensation exception under Section 162(m) of the Code. The Executive will receive the Exceptional Performance Bonus for which he is entitled for each year in which he was employed by the Company, even if the Executive is not employed on the actual date on which the Exceptional Performance Bonus is paid or payable for such year.”

4. A new Section 5(h)(iv) (“Accelerated Vesting of Outstanding Equity Awards”) of the Original Agreement is added to the end of Section 5(h) as follows:

“Immediately upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger dated as of February 10, 2009 by and among Ticketmaster Entertainment, Inc., the Company and Merger Sub (the “Merger”), the vesting and lapsing of restrictions on any and all unvested equity awards then held by the Executive (including, without limitation, the restricted stock granted to the Executive), other than the Continuation Option Grant provided for in Section 5(h)(v) below, shall accelerate and such equity awards shall become immediately exercisable and free of restrictions.”

5. A new Section 5(h)(v) (“Continuation Option Grant”) is added to the end of Section 5(h) of the Original Agreement as follows:

“On March 17, 2009, the Compensation Committee granted to the Executive options to purchase 2,000,000 shares of Live Nation, Inc. common stock (the “Continuation Option Grant”). The Continuation Option Grant: (i) was made in accordance with the terms and conditions set forth in the Company’s Amended and Restated 2005 Stock Incentive Plan; (ii) has a strike price equal to the closing price of Live Nation, Inc.’s common stock listed on the New York Stock Exchange on the date of the grant; (iii) vests in equal tranches of 20% on the first through fifth anniversaries of the date of the grant, subject to the Executive’s continued employment with the Company; provided, however, that in the event the Company has not, at least six months prior to the expiration of the Employment Period, offered to renew the Executive’s employment on terms and conditions no less favorable than provided for herein (including, without limitation, with respect to salary, bonus, employment period and annual equity grants) and the Executive’s employment terminates at the end of the Employment Period, the final tranche of 20% shall vest upon the expiration of the Employment Period, subject to the Executive’s continued employment through the end of the Employment Period; (iv) shall vest in full upon the Executive’s termination as described in Section 8(a) below; and (v) shall vest in full upon a Change in Control occurring subsequent to the Merger, but will not vest as a result of the Merger.”

6. Section 8(a) (“Termination by Company Without Cause or by Executive for Good Reason”) of the Original Agreement is amended as follows:

Section 8(a)(ii) is amended and restated in its entirety to read as follows:

“(ii) provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall pay to the Executive a lump-sum cash payment equal to the sum of the Executive’s then-current Base Salary plus the total Performance Bonus and Exceptional Performance Bonus amounts paid to the Executive for the calendar year prior to the year in which such termination occurs, multiplied by the greater of (i) the remainder of the Employment Period or (ii) three years; subject to Section 8(e), including, without limitation, Section 8(e)(ii), such payment shall be made as soon as practicable following the Date of Termination, but in no event later than 60 days after the Date of Termination.”

Section 8(a)(iv) is amended and restated in its entirety to read as follows:

“(iv) provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall accelerate the vesting and lapsing of restrictions on all unvested equity awards awarded to the Executive prior to the Date of Termination, and all such awards shall remain exercisable for the full life of such awards.”

Section 8(a)(v) is deleted in its entirety.

7. The following sentence shall be added to the end of Section 8(e)(v) (“Code Section 409A Compliance”) of the Original Agreement as follows:

“To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of deferred compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under this Agreement. In addition, to the extent that any amounts are reimbursed to the Executive pursuant to Section 5(d) or above and such reimbursements are determined to constitute taxable compensation to the Executive, such amounts shall be reimbursed promptly, but in no event later than December 31st of the year following the year in which any such expense is incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and the Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.”

8. The Original Agreement is and shall continue to be in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

9. Any and all defined terms which are not explicitly defined herein shall have the meanings ascribed to them in the Original Agreement.

10. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment effective as of the date first written above.

THE EXECUTIVE

Date: April 21, 2009	/s/ Michael Rapino

Michael Rapino

LIVE NATION WORLDWIDE, INC.

Date: April 21, 2009	By: /s/ Kathy Willard

	Name:	Kathy Willard

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment]